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                                                                    EXHIBIT 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Discovery Zone, Inc. of our report dated April 13, 1996 relating to the financial statements of Discovery Zone, Inc., which appears in such prospectus. We also consent to the application of such report to the Financial Statement Schedule II for the year ended December 31, 1995 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audit referred to in such report also included this schedule. We also consent to the reference to us in the heading "Experts" in such Prospectus.

PRICE WATERHOUSE L.L.P.
Miami, Florida
January 8, 1998